Exhibit 12.2

                      Boston Edison Company
        Computation of Ratio of Earnings to Fixed Charges
            and Preferred Stock Dividend Requirements
                Twelve Months Ended June 30, 2003
                         (in thousands)



Net income from continuing operations                   $ 139,870
Income taxes                                               95,951
Fixed charges (including securitization certificates)     118,776
   Total                                                $ 354,597
                                                         ========
Interest expense                                        $  99,398
Interest component of rentals                              19,378
   Subtotal                                               118,776
Preferred stock dividend requirements                       1,960
   Total                                                $ 120,736
                                                         ========
Ratio of earnings to fixed charges                           2.94
                                                             ====
